SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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PUTNAM MUNICIPAL OPPORTUNITIES TRUST
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement,
if other than Registrant)

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Putnam
Municipal Opportunities
Trust

Investor Presentation

John A. Hill
Chairman of the Board of Trustees,
The Putnam Funds

Jameson A. Baxter
Vice Chairman of the Board of Trustees,
The Putnam Funds

Rob A. Bloemker
Head of Fixed Income,
Putnam Investments

Overview

1. About Putnam Municipal Opportunities Trust (PMO)

2. PMO’s Independent Trustees have actively advanced the interests of shareholders

3. PMO’s closed-end structure at this time continues to provide benefits to shareholders that are not available under an open-end structure

4. Karpus seeks a liquidity event that serves its own interests at the expense of other shareholders, and Karpus would not be an appropriate fiduciary

5. Vote to re-elect the Independent Trustees and maintain their approach to PMO’s closed-end structure in this market environment

1

1. About Putnam Municipal
Opportunities Trust (PMO)

2

1. About Putnam Municipal Opportunities Trust

A solid performance history in line with closed-end fund peers

• PMO’s peer group is the Lipper General Municipal Debt Funds (Leveraged Closed-End) category

– PMO at market price has outperformed its Lipper peer group average over 1, 3, and 5 years

– PMO at net asset value has outperformed its Lipper peer group average over 3 and 5 years

• PMO was rated 3 stars out of 5 by Morningstar as of 12/31/09 in the Muni Nat Long-Term Bond category

Putnam Municipal Opportunities Trust, annualized total returns as of December 31, 2009

	1 year	3 years	5 years

Net asset value	33.88%	1.92%	3.78%

Market price	37.06%	3.47%	4.03%

Lipper General Municipal Debt Funds	35.07%	1.30%	3.43%
(Leveraged Closed-End) category average

Barclays Capital Municipal Bond Index	12.91%	4.41%	4.32%

PMO’s expenses are competitive with its Lipper peer group

Expense ratio

PMO as of FYE April 30, 2009	1.38%

Lipper General Municipal Debt Funds
(Leveraged Closed-End) category average as of March 10, 2010	1.38%

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1. About Putnam Municipal Opportunities Trust

PMO has skilled managers

Fund objective:

Putnam Municipal Opportunities Trust seeks to provide as high a level of current income free from federal income tax as Putnam Management believes is consistent with the preservation of capital

Portfolio managers	Investment experience (years)	Titles / Responsibilities*

Thalia Meehan, CFA	27	Managing Director
		Team Leader, Tax Exempt Group

Paul M. Drury, CFA	21	Senior Vice President
		Tax Exempt Specialist

Susan A. McCormack, CFA	24	Senior Vice President
		Tax Exempt Specialist

The portfolio managers are backed by Putnam Investments’ fixed-income resources

• Nearly 70 investment professionals and $50 billion in assets under management

• Research coverage of every global fixed-income sector

Putnam’s fixed-income funds have a strong track record

• More than 74% of Putnam fixed-income funds — closed-end and open-end — ranked above average in their Lipper groups

• % of Putnam fixed-income funds that ranked above average in their Lipper groups as of December 31, 2009:

1 year	3 years	5 years	10 years

77% (17 of 22 funds)	91% (20 of 22 funds)	86% (19 of 22 funds)	90% (19 of 21 funds)

* See Appendix A for investment manager biographies.

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1. About Putnam Municipal Opportunities Trust

The fund is managed by Putnam Investments, a leading money manager

• Over 70 years of investment experience, managing money for individuals and institutions since 1937

• Nearly $114 billion in assets under management, for nearly 6 million shareholder accounts*

• 190 institutional clients, including pension funds of several states and many large corporations †

• 78 mutual funds across asset classes, and six investment categories — growth, blend, value, income, absolute return, and global sector

• 24 variable annuity and variable life product choices, with subaccounts for The Hartford Financial Services Group and Allstate Life Insurance Company

• 411 401(k) plans including a range of Putnam funds

• 156 investment professionals with a balance of skill and backgrounds

• Offices in Boston, London, Frankfurt, Amsterdam, Tokyo, Sydney, and Singapore

• Led by experienced investment managers who seek superior results over time backed by original, fundamental research

* As of February 28, 2010.
† As of September 30, 2009.
All other data as of December 31, 2009.

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1. About Putnam Municipal Opportunities Trust

Two matters for the April 8, 2010 shareholder meeting

• Election of Trustees

– The Trustees of the Putnam Funds are independent, highly qualified, and active fiduciaries who have proactively protected the long-term interests of shareholders. The Trustees meet regularly with the fund’s investment manager, Putnam

– The dissident slate of Trustee nominees submitted by Karpus Investment Management does not appear to be composed of individuals with significant experience in fiduciary responsibility and closed-end fund governance

• Shareholder Proposal to Consider Open-Ending the Fund

– The merits of maintaining the fund’s closed-end fund structure at this time are especially compelling when one takes into account the current market circumstances, narrow trading price discount, advantageous preferred share leverage, and significant outperformance by the fund relative to a comparable open-end Putnam fund

– The Independent Trustees have a significant and lengthy history of approving open-ending mergers for closed-end funds when they are in the best interests of fund shareholders

6

2. PMO’s Independent Trustees have
actively advanced the interests
of shareholders

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2. PMO’s Independent Trustees have actively advanced the interests of shareholders

The Trustees are independent, experienced, and highly qualified fiduciaries

• Independent

– The Trustees have an independent Chairman, John Hill

– Jameson Baxter, the Vice Chairman of the Board and Chairman of its Contract Committee, is the Chairman of the Mutual Fund Directors Forum, which serves investment company directors, promotes vigilant, dedicated and well-informed independent directors, and serves as their voice and advocate on important policy matters

– 13 of 14 Trustees are, and would be if elected, Independent Trustees. As Independent Trustees, they are not “interested persons” of PMO or of Putnam

– The Independent Trustees are assisted by an independent administrative staff and by auditors and legal counsel who are selected by the Independent Trustees and are independent of Putnam

• Highly qualified, with significant current and past experience (for complete biographies, see Appendix B)

– Six Chief Executive Officers of investment firms

– Chief Investment Officer of major retirement plans

– Chief Financial Officer of Johnson & Johnson

– President of Mount Holyoke College

– Professor of Economics at MIT

• Strong fund governance practices

– A combination of long-tenured and newer members, bringing diverse perspectives to fund oversight

– No staggered board or other takeover defenses; every PMO board member stands for election each fiscal year

8

2. PMO’s Independent Trustees have actively advanced the interests of shareholders

The Trustees and Putnam have actively addressed the specific concerns of closed-end fund shareholders

• The Independent Trustees have held regularly scheduled monthly meetings and have conducted additional meetings as necessary

• The Independent Trustees meet regularly with Putnam regarding closed-end funds, and they carefully monitor the funds’ performance, the trading prices (including any discounts or premiums) of fund shares, and the expressed views of shareholders in the funds

• Putnam and the Independent Trustees have taken actions that benefit the best interests of fund shareholders:

– They have merged funds.

• They have merged closed-end funds together, twice in 2005 and twice in 2008

• They have merged closed-end funds into open-end funds, once in 2006 and twice in 2007

– They have initiated tender offers. In 2007, tender offers were conducted to purchase up to 10% of the outstanding common shares of each of eight closed-end funds (including PMO) at a price per share equal to 98% of NAV. In 2008, a tender offer for another fund was conducted to purchase up to 15% of its outstanding common shares at a price per share equal to 99% of NAV

– They have instituted a share repurchase program. In 2005, the Trustees approved a share repurchase plan and have renewed it ever since. To date, the program has made a meaningful contribution to investment return

– They reduced management fees for the closed -end funds, effective January 1, 2006. PMO’s management fee decreased by 15%, from 65 basis points to 55 basis points

9

2. PMO’s Independent Trustees have actively advanced the interests of shareholders

Putnam and the Independent Trustees have acted in shareholders’ best interests since the auction-rate securities market collapsed

• Putnam and the Independent Trustees took action when PMO’s preferred shareholders faced significant liquidity issues, and PMO’s common shareholders faced potentially higher costs of preferred share leverage

• Putnam and the Independent Trustees devoted, and continue to devote, considerable efforts to addressing the situation in a manner that takes into account the interests of both common and preferred shareholders

• PMO today remains leveraged in a manner comparable to its industry peers, while having provided significant liquidity to the fund’s preferred shareholders and having reduced the risk to the fund’s common shareholders associated with potentially increasing preferred share “maximum dividend rates”

Chronology:

– Beginning in early 2008, the auction (remarketing) process for PMO’s preferred shares, and similar preferred shares across the closed-end fund industry, ceased to function

– From June 2008 to August 2008, PMO redeemed 15% ($59.1M) of its outstanding preferred shares, substituting tender option bonds (TOBs)

– In September 2008, Putnam recommended, and the Trustees approved, the merger of PMO into a similarly managed open-end Putnam fund in light of the following factors: (i) marketplace developments at that time for leveraged closed-end funds; (ii) the risks and costs to PMO’s common shareholders of maintaining the then-current preferred share leverage over time; (iii) the cost and availability of alternative leverage financing sources for PMO; (iv) the level of discount then prevailing in the trading price of PMO’s shares as compared with NAV; and (v) general conditions in the municipal bond market

– The announcement of the formal approval of the merger in October 2008 noted that completion of the merger would be subject to a number of conditions and that completion could be delayed in light of changing market conditions

– From November 2008 to January 2009, an additional 47% ($156.05M) of preferred shares were redeemed in preparation for the merger

– $215.15M of $394M of preferred share leverage was redeemed. PMO’s leverage was reduced from 42% to 26% (30% including TOB leverage), to a level reasonably comparable to other funds in its Lipper category

10

2. PMO’s Independent Trustees have actively advanced the interests of shareholders

Putnam and the Independent Trustees have acted in shareholders’ best interests since the auction-rate securities market collapsed (cont.)

• The Independent Trustees determined to suspend the proposed merger as in the shareholders’ best interests because of fundamental changes in market conditions

• Putnam and the Independent Trustees will continue to monitor market conditions in light of the shareholders’ best interests

– The Independent Trustees believe that the proposed merger may ultimately represent the best long-term option for PMO’s common shareholders if conditions emerge to make it advisable (for both PMO and the open-end fund into which it would merge)

– Putnam and the Trustees will continue to monitor the marketplace for alternative financing solutions that would permit additional redemption of preferred shares without material detriment to PMO’s common shareholders

• The Independent Trustees owe a fiduciary duty to the fund to act in a manner that protects its interests, taking into account the interests of all shareholders, both common and preferred

– Fiduciary duties to common shareholders limit the ability of PMO’s board — regardless of its members — to redeem the remaining preferred shares

– The Independent Trustees elected by the preferred shareholders do not have special responsibilities to those shareholders

– PMO continues to comply with all of the terms of the preferred shares and continues to pay the “maximum dividend rate”

Chronology:

• The significant decline in liquidity across major markets in the wake of Lehman Brothers’ September 2008 bankruptcy caused Putnam to recommend to the Trustees in January 2009 that further redemptions of preferred shares would not be advisable at that time

• By the summer of 2009, while liquidity conditions in all markets had generally improved, liquidity challenges persisted in certain credit quality segments of the municipal bond market, including the BBB-rated segments heavily represented in the portfolio (see Appendix C). At the same time, due to Federal Reserve actions that had reduced short-term borrowing costs to historical lows, the benefits of preferred share leverage to PMO’s common shareholders increased significantly. Moreover, Putnam advised the Trustees of its expectation that preferred share leverage would continue to be advantageous to PMO’s common shareholders for the foreseeable future

• Consequently, in June 2009, Putnam advised the Trustees that market conditions made the proposed open-ending merger inadvisable, based on the costs of funding anticipated redemptions and on the disadvantages of removing preferred share leverage at that time. On June 26, 2009, it was announced that the Trustees authorized Putnam to suspend further efforts to implement the merger at that time

11

3. PMO’s closed-end structure at this time
continues to provide benefits to
shareholders that are not available
under an open-end structure

12

3. PMO’s closed-end structure at this time continues to provide benefits to shareholders that are not available under an open-end structure

PMO’s closed-end structure today offers advantages over open-end funds

• Investments in higher-yielding securities. Because a closed-end fund’s shares are not redeemable, PMO is not required to maintain short-term, lower-yielding investments in anticipation of possible redemptions

• No sales and redemption costs. PMO does not experience the cash flows associated with sales and redemptions of open-end fund shares, which create transaction costs that are borne by long-term shareholders

• Ability to use leverage. Unlike open-end funds, closed-end funds are permitted to engage in investment leverage by issuing preferred shares. Leverage is a viable investment tool to:

– Adjust duration

– Take advantage of relative value along the yield curve

– Increase yield

– Increase exposure to attractive securities and/or sectors

13

3. PMO’s closed-end structure at this time continues to provide benefits to shareholders that are not available under an open-end structure

Leverage has added to PMO's monthly yield

Incremental Yield at Market
Putnam Municipal Opportunities Trust
September 2008
• Trustees propose PMO merger
Basis Points
250
200
150
100
50
0
-50
-100
-150
Nov-07
Feb-08
May-08
Aug-08
Nov-08
Feb-09
May-09
Aug-09
Nov-09

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3. PMO’s closed-end structure at this time continues to provide benefits to shareholders that are not available under an open-end structure

As a closed-end fund, PMO has outperformed Putnam’s comparable open-end fund, which has the same investment goal and portfolio managers

• PMO’s returns at NAV over 1, 5, and 10 years exceed those of Putnam Tax Exempt Income Fund

• PMO’s returns at market price exceed those of Putnam Tax Exempt Income Fund for all periods

• PMO’s shareholders benefited from the Trustees’ decision to suspend the merger because in 2009 PMO nearly doubled the return of Putnam Tax Exempt Income Fund, the fund into which it would have merged

PMO vs. Putnam Tax Exempt Income Fund, its open-end counterpart, as of December 31, 2009

	1 year	3 years	5 years	10 years

PMO at net asset value	33.88%	1.92%	3.78%	6.03%

PMO at market price	37.06%	3.47%	4.03%	6.86%

Putnam Tax Exempt Income Fund	17.94%	3.01%	3.31%	4.85%

15

3. PMO’s closed-end structure at this time continues to provide benefits to shareholders that are not available under an open-end structure

PMO’s discount is not a reason for open-ending

• While PMO’s common shares have traded at a discount to their NAV over certain periods, the discount has fluctuated over time, and at times PMO’s common shares have traded at a premium to NAV

• In no period has PMO experienced a deep, persistent discount

• The narrowing of PMO’s discount currently gives common shareholders opportunities to liquidate their positions at market prices relatively close to NAV, without open-ending the fund

• PMO’s discount levels (-4.01%, -9.24%, and -5.97%) in the period between the merger suspension (6/26/09) and the announcement of Karpus’s proposals (12/24/09) were more favorable than PMO’s discount levels for calendar year 2008 or 2009

	Narrowest discount	Widest discount	Average discount/
	(or highest premium)	(or lowest premium)	Premium

YTD 2010	-3.16%	-5.85%	-4.67%

2009	-4.01%	-11.77%	-6.70%

2008	-4.16%	-13.93%	-9.98%

2007	-5.85%	-13.95%	-9.16%

2006	-8.66%	-13.86%	-11.24%

2005	-4.80%	-14.14%	-10.03%

2004	+4.38%	-7.00%	-1.67%

2003	+2.49%	-8.06%	-2.81%

2002	+1.68%	-8.49%	-2.26%

2001	+7.05%	-5.24%	+2.34%

2000	+2.70%	-12.42%	-4.31%

1999	+8.83%	-12.57%	+1.46%

1998	+10.99%	-1.72%	+3.07%

1997	+6.01%	+0.47%	+3.22%

1996	+4.17%	-3.71%	+0.70%

1995	+1.25%	-8.22%	-2.98%

16

3. PMO’s closed-end structure at this time continues to provide benefits to shareholders that are not available under an open-end structure

The Independent Trustees authorized a tender offer and repurchase program that provided liquidity and helped PMO’s returns

• The tender offer: In 2007, the fund conducted a tender offer to purchase 10% of PMO’s outstanding common shares at a price per share equal to 98% of the NAV per share

• The repurchase program: Recognizing the benefit of share repurchases for less than NAV, Putnam and the Trustees have, since 2005, authorized for PMO and all Putnam closed-end funds a program to conduct open-market repurchases of outstanding common shares.

• The benefit: From October 2005 to August 2009, share repurchases under both the share repurchase program and the 2007 issuer tender offer contributed approximately 1.27% to PMO’s total return during a low-interest-rate environment for fixed income investing

Benefit to fund through	Contribution to returns	Fund’s actual total returns
repurchase, in $	at NAV, 10/25/05–8/31/09	at NAV, 10/25/05–8/31/09

$3,286,245	1.27%	8.18%

17

3. PMO’s closed-end structure at this time continues to provide benefits to shareholders that are not available under an open-end structure

Putnam and the Independent Trustees have a demonstrated history of advancing the interests of PMO’s shareholders

October 2005	Trustees authorized repurchase of PMO shares

January 2006	Trustees reduced PMO management fees 15%

March 2006	Trustees doubled repurchase limit from 5% to 10% of outstanding shares

September 2006	Trustees extended share repurchase program

February 2007	Trustees made a tender offer to repurchase PMO shares

September 2007	Trustees renewed share repurchase program

June 2008	PMO distribution increased

June 2008	Trustees authorized a plan to redeem preferred shares and substitute TOBs

September 2008	Trustees renewed share repurchase program

Trustees proposed merging PMO into a similar open-end fund

Fourth quarter 2008	Market liquidity crisis raised cost of merging funds

Lower interest rates improved returns on fund’s leverage

December 2008	PMO distribution increased

January 2009	Trustees delayed proposed merger

2008–09 (continuous)	Significant preferred share redemptions

April 2009	PMO distribution increased

June 2009	Trustees suspended proposed merger

October 2009	PMO distribution increased

December 2009	PMO registered 33.88% return at NAV for 2009

18

4. Karpus seeks a liquidity event that
serves its own interests at the
expense of other shareholders, and
Karpus would not be an
appropriate fiduciary

19

4. Karpus seeks a liquidity event that serves its own interests at the expense of other shareholders, and Karpus would not be an appropriate fiduciary

Karpus’s pursuit of short-term profits would burden other shareholders with significant costs

• Karpus specializes in taking positions in closed-end funds when trading price discounts are large and then seeking short-term profits by pressing for liquidity events that extract value from other shareholders

• The significant potential costs of an open-ending conversion is a reason to vote against the shareholder proposal

– Costs associated with redeeming preferred shares. PMO would need to sell a significant portion of its portfolio in order to redeem its outstanding preferred shares prior to a conversion

• This would cause the fund to incur transaction costs as well as the risk of potential market losses associated with liquidating large positions in a short time frame

– Asset liquidation to meet redemptions after open-ending. Following a conversion, PMO would likely need to liquidate additional assets in order to meet redemption requests from investors who do not wish to remain shareholders of an open-end fund

•  The Trustees considered that such mechanisms as redemption fees and in-kind payments might mitigate the transaction costs associated with such additional redemptions, but might not fully insulate the remaining shareholders from bearing a portion of these costs

– Other costs associated with open-ending. PMO would likely incur legal, accounting, proxy solicitation, and other costs in connection with soliciting a shareholder vote for conversion and effecting a conversion

– Increased expense ratio. Significant shareholder redemptions would reduce the size of PMO, which could result in an increased expense ratio for remaining shareholders

• PMO’s shareholders would be forced to incur costs in locating and acquiring an alternative fund in which to invest following any open-ending

20

4. Karpus seeks a liquidity event that serves its own interests at the expense of other shareholders, and Karpus would not be an appropriate fiduciary

Karpus has put forward trustee candidates less qualified than the

Trustees of the Putnam Funds

• Limited financial market experience

• Limited fund oversight experience

• Limited academic background in finance

Karpus’s proposal to open-end PMO would hurt long-term shareholders

• Karpus neglects the interests of shareholders who consciously selected PMO for the advantages of its closed-end structure

• Karpus’s pursuit of short-term profits through a liquidity event with an investment vehicle not structured to provide liquidity would impose costs on PMO’s shareholders

21

5. Vote to re-elect the Independent Trustees and
maintain their approach to PMO’s closed-end
structure in this market environment

22

5. Vote to re-elect the Independent Trustees and maintain their approach to PMO’s closed-end structure in this market environment

Re-elect PMO’s Independent Trustees

• The Trustees are independent, experienced, and highly qualified fiduciaries

• PMO’s Independent Trustees have actively advanced the interests of shareholders

• The Independent Trustees and Putnam have a demonstrated history of actively pursuing the interests of PMO’s shareholders

Reject Karpus’s proposal to change PMO’s closed-end structure

• After careful consideration of current market conditions, the Independent Trustees have concluded that the current closed-end structure continues to provide benefits to shareholders that are not available under an open-end structure

• Open-ending the fund would occur at the expense of long-term shareholders by extracting liquidity from an investment vehicle intended to be insulated from such concerns

• The Independent Trustees will periodically review PMO’s closed-end structure as market conditions change

Note: Recognize that Karpus’s purported nominees to be elected solely by preferred shareholders are invalid

• Karpus’s proxy card recommends two purported nominees to be elected solely by PMO’s preferred shareholders

• Investors such as Karpus who do not own preferred shares lack the power to vote in respect of these two trustee positions, and therefore cannot make nominations for these positions

• Even if Karpus had had the power to make these nominations, Karpus’s nominee submission failed to meet the provisions of PMO’s advance notice bylaws

23

Appendices

• Appendix A: Investment manager biographies

• Appendix B: Trustee biographies

• Appendix C: Current liquidity of BBB bonds increases the cost of open-ending PMO

24

Appendix A: Investment manager biographies

Rob A. Bloemker

Mr. Bloemker is a Managing Director and Head of Fixed Income at Putnam Investments. In this role, he is responsible for the management, analysis, and trading of Putnam’s fixed-income products for retail and institutional clients in the United States and internationally. Mr. Bloemker’s direct reports include the team leaders of Investment Grade and High Yield Credit, Liquid Markets, Structured Credit, Emerging Markets Debt, Money Markets, Portfolio Construction, and Tax Exempt. His team of nearly 70 investment professionals manages over $50 billion in assets.

In addition, Mr. Bloemker is the Lead Portfolio Manager on absolute -return and benchmark -focused portfolios, including Putnam Absolute Return 100 Fund, Putnam Absolute Return 300 Fund, Putnam American Government Income Fund, Putnam Income Fund, and Putnam U.S. Government Income Trust. He is also a portfolio manager of Putnam Diversified Income Trust, Putnam Global Income Trust, Putnam Master Intermediate Income Trust, and Putnam Premier Income Trust.

Mr. Bloemker joined Putnam in 1999 as a Mortgage Specialist, and has served in various roles of increasing responsibility. Most recently, he served as Team Leader of Putnam’s MBS, ABS, and Government teams. Mr. Bloemker also serves on Putnam’s Executive Committee and Operating Committee, and has been in the investment industry since 1988.

Education: Washington University, B.S., B.A.

Thalia Meehan, CFA

Ms. Meehan is a Managing Director and Team Leader of the Tax Exempt Group. In addition to managing Putnam’s Tax Exempt Group, she is a Portfolio Manager of Putnam’s tax-exempt fixed-income funds. Ms. Meehan has served on the National Federation of Municipal Analysts’ Board of Governors and is a member of Putnam’s Diversity Advisory Council, the Boston Municipal Analyst Forum, and the Boston Security Analysts Society, as well as the Society of Municipal Analysts. In 2002, she received the Meritorious Service Award from the NFMA. Ms. Meehan, who joined Putnam’s Tax Exempt Bond Group in 1989, is a CFA charterholder and has been in the investment industry since 1983.

Education: Williams College, B.A.

Paul M. Drury, CFA

Mr. Drury is a Senior Vice President and Tax Exempt Specialist on the Tax Exempt Fixed Income team. He is responsible for managing several sectors within the municipal market. He is a Portfolio Manager of Putnam’s tax-exempt and fixed-income funds. Mr. Drury joined Putnam in 1989 as a Mutual Fund Accountant in the Tax Exempt Accounting Department. A CFA charterholder, he has over 21 years of investment industry experience.

Education: Suffolk University, B.A.

Susan A. McCormack, CFA

Ms. McCormack is a Senior Vice President and Tax Exempt Specialist on the Tax Exempt Fixed Income Group. She is a Portfolio Manager of Putnam’s tax-exempt fixed-income funds. Ms. McCormack joined Putnam in 1994 as an analyst and moved into the role of Portfolio Manager in 1999. She is a CFA charterholder and has been in the investment industry since 1986.

Education: Stanford University, M.B.A.; Dartmouth College, A.B.

25

Appendix B: Trustee biographies

John A. Hill (Chair)
(Born 1942), Trustee since 1985 and Chairman since 2000

Mr. Hill is founder and Vice-Chairman of First Reserve Corporation, the leading private equity buyout firm specializing in the worldwide energy industry, with offices in Greenwich, Connecticut; Houston, Texas; London, England; and Shanghai, China. The firm’s investments on behalf of some of the nation’s largest pension and endowment funds are currently concentrated in 26 companies with annual revenues in excess of $13 billion, which employ over 100,000 people in 23 countries.

Mr. Hill is Chairman of the Board of Trustees of the Putnam Mutual Funds, a Director of Devon Energy Corporation and various private companies owned by First Reserve, and serves as a Trustee of Sarah Lawrence College where he serves as chairman and also chairs the Investment Committee. He is also a member of the Advisory Board of the Millstein Center for Corporate Governance and Performance at the Yale School of Management.

Prior to forming First Reserve in 1983, Mr. Hill served as President of F. Eberstadt and Company, an investment banking and investment management firm. Between 1969 and 1976, Mr. Hill held various senior positions in Washington, D.C. with the federal government, including Deputy Associate Director of the Office of Management and Budget and Deputy Administrator of the Federal Energy Administration during the Ford Administration.

Mr. Hill was born and raised in Midland, Texas, Mr. Hill received his B.A. in Economics from Southern Methodist University and pursued graduate studies as a Woodrow Wilson Fellow.

Jameson A. Baxter (Vice Chair)
(Born 1943), Trustee since 1994 and Vice Chairman since 2005

Ms. Baxter is the President of Baxter Associates, Inc., a private investment firm. Ms. Baxter serves as a Director of ASHTA Chemicals, Inc., and as Chairman of the Mutual Fund Directors Forum. Until 2007, she was a Director of Banta Corporation (a printing and supply chain management company), Ryerson, Inc. (a metals service corporation), and Advocate Health Care. Until 2004, she was a Director of BoardSource (formerly the National Center for Nonprofit Boards); and until 2002, she was a Director of Intermatic Corporation (a manufacturer of energy control products) . She is Chairman Emeritus of the Board of Trustees, Mount Holyoke College, having served as Chairman for five years.

Ms. Baxter has held various positions in investment banking and corporate finance, including Vice President of and Consultant to First Boston Corporation and Vice President and Principal of the Regency Group. She is a graduate of Mount Holyoke College.

Ravi Akhoury
(Born 1947), Trustee since 2009

Mr. Akhoury serves as Advisor to New York Life Insurance Company, and previously was a Member of its Executive Management Committee. He is also a Director of Jacob Ballas Capital India (a non-banking finance company focused on private equity advisory services) and is a member of its Compensation Committee. In addition, he serves as a Trustee of American India Foundation and of the Rubin Museum, serving on its Investment Committee.

Previously, Mr. Akhoury was a Director and on the Compensation Committee of MaxIndia/New York Life Insurance Company in India. He was also Vice President and Investment Policy Committee Member of Fischer, Francis, Trees and Watts (a fixed-income portfolio management firm). He has also served on the Board of Bharti Telecom (an Indian telecommunications company), serving as a member of its Audit and Compensation committees, and as a member of the Audit Committee on the Board of Thompson Press (a publishing company) . From 1992 to 2007, he was Chairman and CEO of MacKay Shields, a multi-product investment management firm with over $40 billion in assets under management.

Mr. Akhoury graduated from the Indian Institute of Technology and holds an M.S. from State University of New York at Stonybrook.

26

Appendix B: Trustee biographies

Charles B. Curtis
(Born 1940), Trustee since 2001

Mr. Curtis is President Emeritus of the Nuclear Threat Initiative (a private foundation dealing with national security issues), serves as Senior Advisor to the United Nations Foundation, and is Senior Advisor to the Center for Strategic and International Studies.

Mr. Curtis is a member of the Council on Foreign Relations and the National Petroleum Council. He also serves as Director of Edison International and Southern California Edison. Until 2006, Mr. Curtis served as a member of the Trustee Advisory Council of the Applied Physics Laboratory, Johns Hopkins University.

From August 1997 to December 1999, Mr. Curtis was a Partner at Hogan & Hartson LLP, an international law firm headquartered in Washington, D.C. Prior to May 1997, Mr. Curtis was Deputy Secretary of Energy and Under Secretary of the U.S. Department of Energy. In addition, he was a founding member of the law firm of Van Ness Feldman. Mr. Curtis served as Chairman of the Federal Energy Regulatory Commission from 1977 to 1981 and has held positions on the staff of the U.S. House of Representatives, the U.S. Treasury Department, and the SEC.

Robert J. Darretta
(Born 1946), Trustee since 2007

Mr. Darretta serves as Director of UnitedHealth Group, a diversified health-care company.

Until April 2007, Mr. Darretta was Vice Chairman of the Board of Directors of Johnson & Johnson, one of the world's largest and most broadly based health-care companies. Prior to 2007, he had responsibility for Johnson & Johnson’s finance, investor relations, information technology, and procurement function. He served as Johnson & Johnson Chief Financial Officer for a decade, prior to which he spent two years as Treasurer of the corporation and over ten years leading various Johnson & Johnson operating companies.

Mr. Darretta received a B.S. in Economics from Villanova University.

Myra R. Drucker
(Born 1948), Trustee since 2004

Ms. Drucker is Vice Chair of the Board of Trustees of Sarah Lawrence College and a member of the Investment Committee of the Kresge Foundation (a charitable trust). She is also a Director of Interactive Data Corporation (a provider of financial market data and analytics to financial institutions and investors) and former Chair of the Board of Trustees of Commonfund (a not-for-profit firm managing assets for educational endowments and foundations).

Ms. Drucker is an ex-officio member of the New York Stock Exchange Pension Managers Advisory Committee, having served as Chair for seven years. She serves as an advisor to RCM Capital Management (an investment management firm) and to the Employee Benefits Investment Committee of The Boeing Company (an aerospace firm).

From November 2001 until August 2004, Ms. Drucker was Managing Director and a member of the Board of Directors of General Motors Asset Management and Chief Investment Officer of General Motors Trust Bank. From December 1992 to November 2001, Ms. Drucker served as Chief Investment Officer of Xerox Corporation (a document company) . Prior to December 1992, Ms. Drucker was Staff Vice President and Director of Trust Investments for International Paper (a paper and packaging company).

Ms. Drucker received a B.A. from Sarah Lawrence College and pursued graduate studies in economics, statistics, and portfolio theory at Temple University.

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Appendix B: Trustee biographies

Paul L. Joskow
(Born 1947), Trustee since 1997

Dr. Joskow is an economist and President of the Alfred P. Sloan Foundation (a philanthropic institution focused primarily on research and education on issues related to science, technology, and economic performance) . He is on leave from his position as the Elizabeth and James Killian Professor of Economics and Management at the Massachusetts Institute of Technology (MIT), where he has been on the faculty since 1972. Dr. Joskow was the Director of the Center for Energy and Environmental Policy Research at MIT from 1999 through 2007.

Dr. Joskow serves as a Trustee of Yale University, a Director of TransCanada Corporation (an energy company focused on natural gas transmission and power services) and of Exelon Corporation (an energy company focused on power services), and as a member of the Board of Overseers of the Boston Symphony Orchestra. Prior to August 2007, he served as a Director of National Grid (a UK-based holding company with interests in electric and gas transmission and distribution and telecommunications infrastructure) . Prior to July 2006, he served as President of the Yale University Council. Prior to February 2005, he served on the board of the Whitehead Institute for Biomedical Research (a non-profit research institution). Prior to February 2002, he was a Director of State Farm Indemnity Company (an automobile insurance company), and prior to March 2000, he was a Director of New England Electric System (a public utility holding company).

Dr. Joskow has published six books and numerous articles on industrial organization, government regulation of industry, and competition policy. He is active in industry restructuring, environmental, energy, competition, and privatization policies — serving as an advisor to governments and corporations worldwide. Dr. Joskow holds a Ph.D. and M. Phil from Yale University and a B.A. from Cornell University.

Elizabeth T. Kennan
(Born 1938), Trustee since 1992

Dr. Kennan is a Partner of Cambus-Kenneth Farm (thoroughbred horse and cattle breeding) . She is President Emeritus of Mount Holyoke College.

Dr. Kennan served as Chairman and is now Lead Director of Northeast Utilities. She is a Trustee of the National Trust for Historic Preservation and of Centre College in Danville, Kentucky. Until 2006, she was a member of The Trustees of Reservations. Prior to 2001, Dr. Kennan served on the oversight committee of the Folger Shakespeare Library. Prior to June 2005, she was a Director of Talbots, Inc., and she has served as Director on a number of other boards, including Bell Atlantic, Chastain Real Estate, Shawmut Bank, Berkshire Life Insurance, and Kentucky Home Life Insurance. Dr. Kennan has also served as President of Five Colleges Incorporated and as a Trustee of Notre Dame University, and is active in various educational and civic associations.

As a member of the faculty of Catholic University for twelve years, until 1978, Dr. Kennan directed the post-doctoral program in Patristic and Medieval Studies, taught history, and published numerous articles and two books. Dr. Kennan holds a Ph.D. from the University of Washington in Seattle, an M.A. from Oxford University, and an A.B. from Mount Holyoke College. She holds several honorary doctorates.

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Appendix B: Trustee biographies

Kenneth R. Leibler
(Born 1949), Trustee since 2006

Mr. Leibler is a founder and former Chairman of the Boston Options Exchange, an electronic marketplace for the trading of derivative securities.

Mr. Leibler currently serves as a Trustee of Beth Israel Deaconess Hospital in Boston. He is also Lead Director of Ruder Finn Group, a global communications and advertising firm, and a Director of Northeast Utilities, which operates New England's largest energy delivery system. Prior to December 2006, he served as a Director of the Optimum Funds group. Prior to October 2006, he served as a Director of ISO New England, the organization responsible for the operation of the electric generation system in the New England states. Prior to 2000, Mr. Leibler was a Director of the Investment Company Institute in Washington, D.C.

Prior to January 2005, Mr. Leibler served as Chairman and Chief Executive Officer of the Boston Stock Exchange. Prior to January 2000, he served as President and Chief Executive Officer of Liberty Financial Companies, a publicly traded diversified asset management organization. Prior to June 1990, Mr. Leibler served as President and Chief Operating Officer of the American Stock Exchange (AMEX), and at the time was the youngest person in AMEX history to hold the title of President. Prior to serving as AMEX President, he held the position of Chief Financial Officer, and headed its management and marketing operations.

Mr. Leibler graduated magna cum laude with a degree in Economics from Syracuse University, where he was elected Phi Beta Kappa.

Robert E. Patterson
(Born 1945), Trustee since 1984

Mr. Patterson is Senior Partner of Cabot Properties, LP and Chairman of Cabot Properties, Inc. (a private equity firm investing in commercial real estate) .

Mr. Patterson serves as Chairman Emeritus and Trustee of the Joslin Diabetes Center. Prior to June 2003, he was a Trustee of Sea Education Association. Prior to December 2001, Mr. Patterson was President and Trustee of Cabot Industrial Trust (a publicly traded real estate investment trust). Prior to February 1998, he was Executive Vice President and Director of Acquisitions of Cabot Partners Limited Partnership (a registered investment adviser involved in institutional real estate investments). Prior to 1990, he served as Executive Vice President of Cabot, Cabot & Forbes Realty Advisors, Inc. (the predecessor company of Cabot Partners).

Mr. Patterson practiced law and held various positions in state government, and was the founding Executive Director of the Massachusetts Industrial Finance Agency. Mr. Patterson is a graduate of Harvard College and Harvard Law School.

George Putnam, III
(Born 1951), Trustee since 1984

Mr. Putnam is Chairman of New Generation Research, Inc. (a publisher of financial advisory and other research services), and President of New Generation Advisors, Inc. (a registered investment adviser to private funds). Mr. Putnam founded the New Generation companies in 1986.

Mr. Putnam is a Director of The Boston Family Office, LLC (a registered investment adviser) . He is a Trustee of St. Mark's School, a Trustee of Epiphany School, and a Trustee of the Marine Biological Laboratory in Woods Hole, Massachusetts. Until 2006, he was a Trustee of Shore Country Day School, and until 2002, was a Trustee of the Sea Education Association.

Mr. Putnam previously worked as an attorney with the law firm of Dechert LLP (formerly known as Dechert Price & Rhoads) in Philadelphia. He is a graduate of Harvard College, Harvard Business School, and Harvard Law School.

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Appendix B: Trustee biographies

Robert L. Reynolds
(Born 1952), Trustee since 2008 and President of the Funds since 2009

Mr. Reynolds is President and Chief Executive Officer of Putnam Investments, a member of Putnam Investments’ Executive Board of Directors, and President of the Putnam Funds. He has more than 30 years of investment and financial services experience.

Prior to joining Putnam Investments in 2008, Mr. Reynolds was Vice Chairman and Chief Operating Officer of Fidelity Investments from 2000 to 2007. During this time, he served on the Board of Directors for FMR Corporation, Fidelity Investments Insurance Ltd., Fidelity Investments Canada Ltd., and Fidelity Management Trust Company. He was also a Trustee of the Fidelity Family of Funds. From 1984 to 2000, Mr. Reynolds served in a number of increasingly responsible leadership roles at Fidelity.

Mr. Reynolds serves on several not-for-profit boards, including those of the West Virginia University Foundation, Concord Museum, Dana-Farber Cancer Institute, Lahey Clinic, and Initiative for a Competitive Inner City in Boston. He is a member of the Chief Executives Club of Boston, the National Innovation Initiative, and the Council on Competitiveness.

Mr. Reynolds received a B.S. in Business Administration/Finance from West Virginia University.

W. Thomas Stephens
(Born 1942), Trustee since 2009

Mr. Stephens is a Director of TransCanada Pipelines, Ltd. (an energy infrastructure company) . From 1997 to 2008, Mr. Stephens served as a Trustee on the Board of the Putnam Funds, which he rejoined as a Trustee in 2009.

Mr. Stephens retired as Chairman and Chief Executive Officer of Boise Cascade, L.L.C. (a paper, forest products, and timberland assets company) in December 2008. Until 2004, Mr. Stephens was a Director of Xcel Energy Incorporated (a public utility company), Qwest Communications, and Norske Canada, Inc. (a paper manufacturer) . Until 2003, Mr. Stephens was a Director of Mail-Well, Inc. (a diversified printing company) . He served as Chairman of Mail-Well until 2001 and as CEO of MacMillan Bloedel, Ltd. (a forest products company) until 1999. Prior to 1996, Mr. Stephens was Chairman and Chief Executive Officer of Johns Manville Corporation.

Mr. Stephens holds B.S. and M.S. degrees from the University of Arkansas.

Richard B. Worley
(Born 1945), Trustee since 2004

Mr. Worley is Managing Partner of Permit Capital LLC, an investment management firm.

Mr. Worley serves as a Trustee of the University of Pennsylvania Medical Center, The Robert Wood Johnson Foundation (a philanthropic organization devoted to health-care issues), and the National Constitution Center. He is also a Director of The Colonial Williamsburg Foundation (a historical preservation organization), and the Philadelphia Orchestra Association. Mr. Worley also serves on the Investment committees of Mount Holyoke College and World Wildlife Fund (a wildlife conservation organization).

Prior to joining Permit Capital LLC in 2002, Mr. Worley served as President, Chief Executive Officer, and Chief Investment Officer of Morgan Stanley Dean Witter Investment Management and as a Managing Director of Morgan Stanley, a financial services firm. Mr. Worley also was the Chairman of Miller Anderson & Sherrerd, an investment management firm that was acquired by Morgan Stanley in 1996.

Mr. Worley holds a B.S. from the University of Tennessee and pursued graduate studies in economics at the University of Texas.

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Appendix C: Current liquidity of BBB bonds increases the cost of open-ending PMO

The costs of open-ending PMO would include selling portfolio assets, including BBB-bonds with high trading costs currently, in order to redeem its outstanding preferred shares prior to a conversion and to meet subsequent redemption requests from investors who do not wish to remain shareholders of an open-end fund

• PMO has a large allocation to BBB securities because the managers believe that allocation offers value

• The current spread over AAA securities is 266 bps (as of 2/19/09), which is narrower than the spread during 2009, but still wider than it has been for most of the past decade, indicating reduced demand and higher trading costs

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Putnam
Municipal Opportunities
Trust

Investor Presentation